BNC Bancorp Announces 21.5% Increase in Earnings for 2010

THOMASVILLE, N.C., Feb. 3, 2011 /PRNewswire/ -- BNC Bancorp (Nasdaq: BNCN) ("BNC"), parent company for Bank of North Carolina ("Bank") today reported financial results for the fourth quarter and year ended December 31, 2010.

For the year ended December 31, 2010, income available to common shareholders was $5.5 million, or $0.59 per diluted share, an increase of 21.5% compared to the $4.6 million, or $0.62 per diluted share, reported for the same period in 2009.

Total assets at December 31, 2010 were $2.15 billion, an increase of $515.7 million, or 31.6%, from $1.63 billion at December 31, 2009.  The increase was primarily due to the FDIC-assisted acquisition of Beach First National Bank ("Beach First") in April 2010 and organic growth of 12.1% in the legacy loan portfolio.

W. Swope Montgomery, Jr., President and CEO, noted, "We are pleased with the many highlights achieved by our Company in 2010.  Our investment in people, facilities, and technology over the past several years has allowed us to quickly integrate a major acquisition in Myrtle Beach and produce organic growth in both loans and deposits in excess of 10%.  In addition to the gains in both loans and deposits, our positive operating trends in net interest margin, pre-credit operating earnings, and core capital levels were all areas of immense pride in a year where our national and local economies continued to experience significant weakness."

Highlights of 2010:

  Net income available to common shareholders increased 21.5% to $5.5 million
    Pre-credit operating earnings increased 19.0%
  Net interest income increased $14.0 million, or 30.4%
  Total assets increased $515.7 million, or 31.6%
  Net interest margin increased 26 basis points to 3.65%
  Acquired and integrated Beach First through a loss-sharing FDIC transaction
  Loans increased $439.8 million, or 40.6%
  Loans not covered by loss share increased $130.4 million, or 12.1%
    Non-covered loans, excluding construction related, increased $164.4 million
    Construction and development loans declined by $34.0 million
  Completed a $35 million capital raise
  Completed a conversion of our core bank operating systems to a more robust software platform
  Continued to build out our Senior Management Team, with nine of the 13 members added in the last two years
  New offices in Concord, Raleigh, Charlotte and Winston-Salem provided organic growth and strength
    Total loans of $134 million; total deposits of $108 million
  Allowance, as a percentage of non-covered loans, moved from 1.60% to 2.05%
  NPAs on non-covered assets ended the year at 2.75%, still well below peers
  Core deposits increased $619.2 million.  $303.8 million was organic; $315.4 was acquired
  Wholesale CDs declined to $262.6 million; only $36.7 million of wholesale CD's have maturities inside one year
    Wholesale CDs represent 14.4% of total deposits, down from the high of 62.7% in late 2008
  Core tangible book value, excluding the mark-to-market component, increased from $8.73 to $9.24 during 2010

Continuing management's commitment of aggressively addressing realized and potential impairments in certain sectors of the credit portfolio, the Company incurred $15.4 million of credit and OREO related charges in the fourth quarter of 2010, resulting in BNC reporting a quarterly net loss of $6.7 million, or $0.61 per diluted share, compared to net income of $1.3 million, or $0.18 per diluted share, for the fourth quarter of 2009.  Total assets declined by $30.1 million, or 1.4%, from September 30, 2010.  During the quarter, the Company's level of core deposits increased by $18.7 million and non-covered loans increased by $64.1 million.

"Clearly our fourth quarter and twelve month operating results continue to reflect management's decision to proactively address the high unemployment and soft demand for real estate in each of our markets.  The prolonged economic downturn has produced an excess supply of investment real estate assets, which, coupled with a general lack of credit availability, has led to a scarcity of buyers for distressed properties.  In recognition of this reality, management has chosen to capitalize on the Company's earnings power and one-time bargain purchase gain in 2010 to aggressively write-down certain assets to levels that could allow for a more expeditious liquidation, often at levels below current appraisals.  We firmly believe this proactive action has prepared our Company to be even better positioned to take advantage of growing opportunities and emerge in a position of strength once we eventually exit this prolonged credit cycle.  After these charges, we are comfortable that operating earnings in 2011 will be more than sufficient to cover any future credit impairments," noted Montgomery.

The year-to-date results include the impact of the acquisition gains reported during the second quarter of 2010 that resulted from the acquisition of Beach First.  In connection with the Beach First acquisition, the Company entered into loss sharing agreements with the FDIC where, pursuant to the terms of these agreements, the FDIC will reimburse the Company for 80% of losses incurred from the acquired loans and foreclosed real estate ("covered loans" and "covered assets"), and begins with the first dollar of loss incurred.

Additional Operating Highlights from Fourth Quarter

Since December 2009, total loans have increased $439.8 million, or 40.6%, to $1.52 billion; excluding the second quarter 2010 acquisition of Beach First, loans grew $130.4 million, or 12.1% over 2009 levels.  At December 31, 2010, the Company's loan portfolio includes $309.3 million in covered loans being carried at fair value and $1.21 billion in loans that have a related allowance for loan losses and are not covered under loss share agreements.

Gross Loan Growth
(dollars in thousands; unaudited)

	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Total loans	$ 1,521,731	$ 1,479,049	$ 1,471,365	$ 1,089,857	$ 1,081,945
Loans covered by loss share, at fair value	309,342	330,761	345,372	-	-
Loans not covered by loss share	$ 1,212,389	$ 1,148,288	$ 1,125,993	$ 1,089,857	$ 1,081,945

Loan growth (quarter/quarter):
Total loans	2.9%	0.5%	35.0%	0.7%
Loans not covered by loss share	5.6%	2.0%	3.3%	0.7%
Annual growth of non-covered loans	12.1%

Total deposits at December 31, 2010 were $1.83 billion, an increase of $478.2 million, or 35.4%, from December 31, 2009.  The increase in year-end deposits was due primarily to the acquisition of Beach First, which had $315.4 million of local deposits at year-end.

While overall deposit growth continues to be an emphasis, the more important element is the shift in the mix of deposits to higher levels of core deposits and away from wholesale CDs.  Over the one-year period core deposits increased by over $619.2 million, while wholesale CD's declined by over $171.0 million.  As a percentage of total deposits, wholesale CD's currently comprise only 14.4% of total deposits, down significantly from 32.1% and 16.6% at December 31, 2009 and September 30, 2010, respectively.

Montgomery noted, "Through significant efforts over the past two years, our Business Services, Retail and Private Banking groups have developed a solid foundation of seasoned leadership and specialized banking expertise, and through their efforts and a bankwide commitment to growing core relationships we have transformed our deposit mix and deposit growth capabilities into a driver of current and future franchise value.   This success has been accomplished by building a team and a culture that is dedicated to delivering exceptional service to each and every customer.  Through a companywide commitment, I am proud to report that we have reduced our reliance on wholesale CD's from a high of 62.7% in late 2008 to approximately 14.4% today," said Montgomery.

Total Deposit Growth (dollars in thousands; unaudited)

	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Non-interest bearing demand	$ 107,547	$ 105,197	$ 104,328	$ 64,983	$ 66,801
Interest-bearing demand	841,062	786,498	739,542	599,013	578,329
Time deposits - local	616,811	655,030	566,179	314,173	271,065
Time deposits - wholesale	262,650	308,855	424,576	373,062	433,683
Total	$ 1,828,070	$ 1,855,580	$ 1,834,625	$ 1,351,231	$ 1,349,878
Growth (Quarter/Quarter)	-1.5%	1.1%	35.8%	0.1%	-5.8%
Wholesale time as % of total	14.4%	16.6%	23.1%	27.6%	32.1%

Operating Results

Net interest income for the fourth quarter of 2010 was $16.3 million, an increase of $4.2 million, or 35.2%, from the comparable period last year.  Taxable-equivalent net interest margin increased 19 basis points from the fourth quarter of 2009 to 3.71%.  Compared to the third quarter of 2010, taxable-equivalent net interest margin decreased five basis points from 3.76%, primarily due to the migration of $20 million of loans into a nonperforming status.  During the fourth quarter of 2010, the Company concentrated on reducing its excess liquidity position, having increased loans by $64.1 million, an increase of 5.6% from the prior quarter.

The Company's average yield on interest-earning assets increased seven basis points while the average rate on interest-bearing liabilities decreased 18 basis points from the fourth quarter of 2009.  During the fourth quarter of 2010, the Company's average earning assets increased by $406.9 million to $1.90 billion, a 27.3% increase over the fourth quarter of 2009, primarily from the Beach First acquisition during the second quarter of 2010.  Compared to the third quarter of 2010, the Company's average earning assets decreased by $21.9 million.

Quarterly Average Yields / Costs (Tax-Equiv. Basis)

	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Earning Asset Yield	5.60%	5.57%	5.59%	5.56%	5.53%
Cost of Int. Bearing Liab	1.93%	1.83%	1.99%	2.17%	2.11%
Net Interest Spread	3.67%	3.74%	3.60%	3.38%	3.42%
Net Interest Margin	3.71%	3.76%	3.62%	3.47%	3.52%

Non-interest income was $1.8 million for the fourth quarter of 2010 compared to $2.9 million for the year-ago quarter.  Included in non-interest income for the fourth quarter of 2010 was $6,000 of loss on sales of investment securities and $283,000 of income true-up associated with FDIC receivable and related loss share receipts.  During the fourth quarter of 2009, included in non-interest income was $1.7 million of gains on sales of investment securities.  Excluding investment securities transactions and FDIC related transactions, non-interest income was $2.1 million for the current quarter, up 69.1% from the $1.3 million reported for the 2009 fourth quarter.  The increases were primarily due to the increases in mortgage fees generated from the Company's mortgage market operations in the amount of $291,000; increases in investment brokerage activity of $178,000, and the addition of $145,000 of merchant fee and debit card income, a significant ongoing source of revenue in the retail-oriented coastal economy.  In comparison to the previous quarter, recurring non-interest income increased $174,000.

Non-interest expenses for the fourth quarter increased $8.6 million compared to the same quarter a year ago, and were $1.7 million, or 11.1%, higher than the third quarter of 2010.  As a result of the acquisition and continued growth of the legacy Bank, personnel costs have increased $2.9 million, or 63.6%, compared to the same quarter a year ago, and were $470,000, or 6.8%, higher than the previous quarter, primarily due to non-executive level bonuses and commissions on higher levels of revenue from mortgage and investment services.  Loan, foreclosure and collection expenses have increased $3.9 million compared to the same quarter a year ago, and were $934,000 higher than the previous quarter.  The higher level of loan, foreclosure and collection expense primarily relates to the write-down of other real estate owned properties and the on-going expenses relating to these properties.  Insurance, professional and other services increased by $854,000 compared to the same quarter a year-ago, and were $133,000 higher than the previous quarter.

Asset Quality

Net charge-offs for 2010's fourth quarter were $6.0 million, or 1.62% of average loans annualized, up from the $5.7 million, or 1.56% reported for the third quarter of 2010.  Nonperforming assets not covered by loss share at December 31, 2010 were 2.75% of total assets, and were 6.29% including covered assets, compared to 1.99% and 5.66%, respectively, at September 30, 2010.  The covered assets are covered by a FDIC loss-share agreement that provides 80% protection on those assets and are being carried at estimated fair value.

Asset Quality Information
(dollars in thousands; unaudited)

	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Nonaccrual loans not covered by loss share	$ 26,224	$ 10,603	$ 10,080	$ 12,542	$ 18,702
Nonaccrual loans covered by loss share	64,753	77,150	70,641	-	-
OREO not covered by loss share	23,912	26,050	21,728	20,326	14,325
OREO covered by loss share	15,825	9,638	7,350	-	-
90 days past due not covered by loss share	44	-	-	-	-
90 days past due covered by loss share	4,554	23	1,361	-	-
Total nonperforming assets	$ 135,312	$ 123,464	$ 111,160	$ 32,868	$ 33,027
Nonperforming assets not covered by loss share	$ 50,180	$ 36,653	$ 31,808	$ 32,868	$ 33,027

Total assets	$ 2,149,932	$ 2,180,049	$ 2,161,991	$ 1,628,570	$ 1,634,185
Total assets less covered assets	1,824,765	1,839,650	1,809,269	1,628,570	1,634,185

Total loans	1,521,731	1,479,049	1,471,365	1,089,857	1,081,945
Total loans less covered loans	1,212,389	1,148,288	1,125,993	1,089,857	1,081,945

Ratio of nonperforming assets to total assets	6.29%	5.66%	5.14%	2.02%	2.02%
Not covered by loss share	2.75%	1.99%	1.76%	2.02%	2.02%

Ratio of nonperforming loans to total loans	6.28%	5.93%	5.58%	1.15%	1.73%
Not covered by loss share	2.16%	0.92%	0.90%	1.15%	1.73%

Ratio of allowance for loan losses to total loans	1.63%	1.27%	1.29%	1.60%	1.60%
Not covered by loss share	2.05%	1.64%	1.69%	1.60%	1.60%

Net charge-offs of noncovered loans, QTD	$ 6,006	$ 5,655	$ 4,357	$ 2,860	$ 4,127
Ratio of net charge-offs to average loans (Ann)	1.62%	1.56%	1.23%	1.07%	1.55%

Loans restructured/modified not included in above	$ 5,107	$ 7,479	$ 5,774	$ 5,322	$ 5,014

During the fourth quarter 2010, BNC recorded a provision for loan losses of $12.0 million, an increase from the $5.4 million recorded during the third quarter of 2010.  The allowance for loan losses was $24.8 million at December 31, 2010, and $18.8 million at September 30, 2010.  Loan loss reserves to total period-end loans increased from 1.60% and 1.27% reported at December 31, 2009 and September 30, 2010, respectively, to 1.63% at December 31, 2010.  Since the assets acquired in the FDIC-assisted transaction were marked to fair value, including estimated loan impairment, no loan loss reserves are needed on these loans at this time.  Excluding the acquired loans, loan loss reserves to period-end loans increased from 1.64% of loans at September 30, 2010 to 2.05% at December 31, 2010.  Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at December 31, 2010.

Loans migrating into nonaccrual status during the quarter totaled $20.5 million, of which $14.4 million is made up of six relationships where impairments recognized to-date will allow BNC to short-sale $1.7 million, and restructure $12.7 million into accruing debt-restructures under current market terms.

During the quarter BNC recorded charges totaling $3.4 million on non-covered assets held as OREO.  OREO not covered by loss share agreements totaled $23.9 million at December 31, 2010, a decrease of $2.1 million from the $26.0 million reported at September 30, 2010.  The change primarily consisted of $2.6 million in additions at fair value, $3.4 million in write-downs, and $1.3 million in sales.  Of the $23.9 million on OREO at year-end, $11.4 million are either under contract for sale or under a scheduled lot takedown.

Commenting on asset quality, Montgomery noted, "We are pleased that our historical underwriting standards have produced NPA levels on non-covered assets that have remained below our national, regional, and state peers.  Nevertheless, we experienced a significant increase in our NPA levels in the fourth quarter as we aggressively recognized impairments on performing credits where it had become evident that the underlying collateral values would no longer support the principal repayment terms. We are actively restructuring these relationships with borrowers in an effort to restore these credits to an accruing status.  We are fortunate that through operating earnings and the bargain purchase gain we were able to take these actions and still report positive earnings and increase our core tangible book value during the year."

Capital Position

The Company continues to maintain strong capital ratios.  Shareholders' equity was $152.2 million at December 31, 2010, up $26.0 million, or 20.6%, from December 31, 2009.  Tangible common book value per share was $8.49 at December 31, 2010, a decrease from $9.43 at December 31, 2009 and $9.97 at September 30, 2010.  Core tangible book value, which excludes the very volatile mark-to-market component, increased to $9.24 at the end of 2010, up from the $8.73 at the end of 2009.  The mark-to-market components of equity declined from a net gain of $5.1 million at December 31, 2009 to a net loss position of $6.8 million at the end of 2010.  All of the loss position relates to the value of the interest rate cap on funding declining in value at a more rapid rate than the appreciation in the marketable securities being hedged.  Despite the mark-to-market decline, the hedged transaction continues to provide a positive spread in excess of 2.5% on $250 million.  All of the Bank's and Company's capital ratios exceeded the minimum thresholds established for a well-capitalized bank by regulatory measures.

On January 18, 2011, the Board of Directors of BNC declared a $0.05 per share quarterly cash dividend on its common stock and Series B Preferred stock, payable February 25, 2011 to shareholders of record on February 11, 2011.

About BNC Bancorp and Bank of North Carolina

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $2.15 billion in assets.  Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 23 full-service banking offices in North and South Carolina. The Bank's six locations in coastal areas of South Carolina were added through BNC's recent FDIC-assisted acquisition of Beach First National Bank ("Beach First"); Bank of North Carolina now operates in South Carolina as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp is current on its preferred dividend payments to the United States Treasury; its stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States.  BNC Bancorp's management uses these "non-GAAP" measures such as "core" or "recurring" earnings in their analysis of the Company's performance.  Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies' anticipated future financial performance.  This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations.   This press release contains forward-looking statements relating to the financial condition, results of operations and business of BNC and the Bank.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared.  Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (ii) costs or difficulties related to the integration of Beach First may be greater than expected; (iii) expected cost savings and other benefits anticipated in connection with our acquisition of Beach First may not be fully realized or realized within the expected time frame; and (iv) anticipated acquisition opportunities may be available on terms acceptable to BNC or at all.  Additional factors affecting BNC and the Bank are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.  Please refer to the Securities and Exchange Commission's website at www.sec.gov where you can review those documents.  BNC does not undertake a duty to update any forward-looking statements made in this press release.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	December 31, 2010	December 31, 2009
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 25,329	$ 19,586	29.3%
Interest expense	9,051	7,550	19.9
Net interest income	16,278	12,036	35.2
Provision for loan losses	12,000	4,750	152.6
Net interest income after provision for loan losses	4,278	7,286	(41.3)
Non-interest income	1,847	2,930	(37.0)
Non-interest expense	17,202	8,602	100.0
Income (loss) before income tax expense	(11,077)	1,614	(786.3)
Income tax expense (benefit)	(5,021)	(173)	2,802.3
Net income (loss)	(6,056)	1,787	(438.9)
Preferred stock dividends and discount accretion	600	498	20.5
Net income available to common shareholders	(6,656)	1,289	(616.4)

PER SHARE DATA
Earnings per share, basic	$ (0.61)	$ 0.18	-438.9%
Earnings per share, diluted	(0.61)	0.18	(438.9)
Tangible common book value per share	8.49	9.43	(10.0)

Weighted average participating common shares:
Basic	10,848,790	7,341,249
Diluted	10,926,772	7,350,425

PERFORMANCE RATIOS
Return on average assets	-1.11%	0.44%
Return on average common equity	-22.77%	5.41%
Return on average tangible common equity	-30.18%	7.65%
Net yield on earning assets (taxable equivalent)	3.71%	3.52%
Average equity to average assets	7.56%	7.65%
Allowance for loan losses as a % of total loans	1.63%	1.60%
Nonperforming assets to total assets, end of period	6.29%	2.02%
Nonperforming assets not covered by loss share	2.75%	-
Ratio of net charge-offs to average loans, annualized	1.62%	1.55%

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Year Ended
	December 31, 2010	December 31, 2009	% Change

SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 95,010	$ 79,082	20.1%
Interest expense	34,747	32,867	5.7
Net interest income	60,263	46,215	30.4
Provision for loan losses	26,382	15,750	67.5
Net interest income after provision for loan losses	33,881	30,465	11.2
Non-interest income	28,813	8,686	231.7
Non-interest expense	55,172	32,899	67.7
Income (loss) before income tax expense	7,522	6,252	20.3
Income tax expense (benefit)	(204)	(285)	(28.4)
Net income	7,726	6,537	18.2
Preferred stock dividends and discount accretion	2,196	1,984	10.7
Net income available to common shareholders	5,530	4,553	21.5

PER SHARE DATA
Earnings per share, basic	$ 0.60	$ 0.62	-3.2%
Earnings per share, diluted	0.59	0.62	(4.8)
Tangible common book value per share	8.49	9.43	(10.0)

Weighted average participating common shares:
Basic	9,262,369	7,340,015
Diluted	9,337,392	7,347,700

PERFORMANCE RATIOS
Return on average assets	0.38%	0.40%
Return on average common equity	4.98%	4.81%
Return on average tangible common equity	6.70%	6.82%
Net yield on earning assets (taxable equivalent)	3.65%	3.39%
Average equity to average assets	7.40%	7.64%
Allowance for loan losses as a % of total loans	1.63%	1.60%
Nonperforming assets to total assets, end of period	6.29%	2.02%
Nonperforming assets not covered by loss share	2.75%	-
Ratio of net charge-offs to average loans, annualized	1.39%	1.13%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)	For the
	Three Months Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	December 31, 2008
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 25,329	$ 25,580	$ 24,829	$ 19,272	$ 19,586	$ 18,041
Interest expense	9,051	8,734	9,234	7,728	7,550	9,340
Net interest income	16,278	16,846	15,595	11,544	12,036	8,701
Provision for loan losses	12,000	5,436	6,000	2,946	4,750	2,700
Net interest income after provision for loan losses	4,278	11,410	9,595	8,598	7,286	6,001
Non-interest income	1,847	3,906	21,698	1,362	2,930	1,323
Non-interest expense	17,202	15,479	13,604	8,887	8,602	6,946
Income (loss) before income tax expense	(11,077)	(163)	17,689	1,073	1,614	378
Income tax expense (benefit)	(5,021)	(823)	5,956	(316)	(173)	(247)
Net income (loss)	(6,056)	660	11,733	1,389	1,787	625
Preferred stock dividends and discount accretion	600	591	502	503	498	142
Net income (loss) available to common shareholders	(6,656)	69	11,231	886	1,289	483

Net interest income, as reported	$ 16,278	$ 16,846	$ 15,595	$ 11,544	$ 12,036	$ 8,701
Tax-equivalent adjustment	1,494	1,373	1,290	1,264	1,218	548
Net interest income, tax-equivalent	17,772	18,219	16,885	12,808	13,254	9,249

PER SHARE DATA
Earnings per share, basic	$ (0.61)	$ 0.01	$ 1.47	$ 0.12	$ 0.18	$ 0.07
Earnings per share, diluted	(0.61)	0.01	1.45	0.12	0.18	0.07

Weighted average participating common shares:
Basic	10,848,790	10,845,132	7,640,439	7,341,901	7,341,249	7,354,164
Diluted	10,926,772	10,972,466	7,726,109	7,363,065	7,350,425	7,367,906

PERFORMANCE RATIOS
Return on average assets	-1.11%	0.12%	2.22%	0.34%	0.44%	0.19%
Return on average common equity	-22.77%	0.23%	40.96%	3.69%	5.41%	4.99%
Return on average tangible common equity	-30.18%	0.30%	55.35%	5.15%	7.65%	7.84%
Net yield on earning assets (taxable equivalent)	3.71%	3.76%	3.62%	3.47%	3.52%	3.02%
Average equity to average assets	7.56%	7.63%	6.75%	7.70%	7.65%	6.43%
Nonperforming assets to total assets, end of period	6.29%	5.66%	5.14%	2.02%	2.02%	1.17%
Nonperforming assets not covered by loss share	2.75%	1.99%	1.83%	2.02%	2.02%	1.17%
Ratio of net charge-offs to average loans, annualized	1.62%	1.56%	1.23%	1.07%	1.55%	1.31%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)	As of
	December 31, 2010	December 31, 2009	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Loans	$ 1,514,980	$ 1,079,179	40.4%
Loans held for sale	6,751	2,766	144.1
Allowance for loan losses	24,813	17,309	43.4
Loans, net of allowance for loan losses	1,490,167	1,061,870	40.3
Investment securities	358,871	366,506	(2.1)
Total Assets	2,149,932	1,634,185	31.6

Deposits:
Noninterest-bearing deposits	107,547	66,801	61.0
Interest-bearing demand and savings	841,062	578,329	45.4
Time deposits	879,461	704,748	24.8
Total deposits	1,828,070	1,349,878	35.4
Borrowed Funds	157,920	150,996	4.6
Total interest-bearing liabilities	1,878,443	1,434,073	31.0
Shareholders' Equity	152,224	126,206	20.6

	As of
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	December 31, 2008
SELECTED BALANCE SHEET DATA
End of period balances

Loans	$ 1,514,980	$ 1,475,735	$ 1,469,175	$ 1,088,620	$ 1,079,179	$ 1,007,788
Loans held for sale	6,751	3,314	2,190	1,237	2,766	560
Allowance for loan losses	24,813	18,819	19,021	17,395	17,309	13,210
Loans, net of allowance for loan losses	1,490,167	1,456,916	1,450,137	1,071,225	1,061,870	994,578
Investment securities	358,871	358,180	364,805	359,937	366,506	422,564
Total Assets	2,149,932	2,180,049	2,161,991	1,628,570	1,634,185	1,572,876

Deposits:
Noninterest-bearing deposits	107,547	105,197	104,328	64,983	66,801	61,927
Interest-bearing demand and savings	841,062	786,498	739,542	599,013	578,329	183,310
Time deposits	879,461	963,885	990,755	687,235	704,748	900,776
Total Deposits	1,828,070	1,855,580	1,834,625	1,351,231	1,349,878	1,146,013
Borrowed Funds	157,920	145,719	148,898	145,919	150,996	299,856
Total interest-bearing liabilities	1,878,443	1,896,102	1,879,195	1,432,167	1,434,073	1,383,942
Shareholders' Equity	152,224	165,479	164,138	123,811	126,206	120,680

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	December 31, 2008
SELECTED BALANCE SHEET DATA
Quarterly average balances

Total loans	$ 1,472,315	$ 1,450,896	$ 1,422,434	$ 1,086,780	$ 1,058,657	$ 998,644
Investment securities	344,146	348,687	362,375	353,238	408,781	197,878
Total earning assets	1,899,557	1,921,498	1,873,308	1,498,281	1,492,702	1,222,102
Total Assets	2,155,061	2,187,283	2,114,839	1,645,918	1,616,235	1,328,919

Deposits:
Noninterest-bearing deposits	110,401	109,366	98,953	66,918	59,458	72,586
Interest-bearing demand and savings	820,640	771,739	696,693	587,240	560,697	173,218
Time deposits	903,967	976,147	985,816	708,332	716,199	822,048
Total Deposits	1,835,008	1,857,252	1,781,462	1,362,490	1,336,354	1,067,852
Borrowed Funds	131,684	148,755	176,017	145,919	140,812	169,431
Total interest-bearing liabilities	1,856,291	1,896,641	1,858,526	1,441,491	1,417,708	1,164,697
Shareholders' Equity	162,865	166,942	142,815	126,773	123,659	85,447

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	As of December 31,
	2010	2009	% Change

Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 200.9	$ 234.9	(14.5)
Residential Construction	29.9	50.3	(40.6)
Presold	12.2	16.9	(27.8)
Speculative	17.7	33.4	(47.0)
Loan size - Over $400,000	6.8	9.8	(30.6)
Loan size - $200,000 to $400,000	4.8	14.6	(67.1)
Loan size - under $200,000	6.1	9.0	(32.2)

Commercial Construction	44.9	41.2	9.0
Loan size - $5 million and over	12.5	-	-
Loan size - $3 million to $5 million	8.0	8.4	(4.8)
Loan size - $1 million to $3 million	14.9	23.0	(35.2)
Loan size - under $1 million	9.5	9.8	(3.1)

Residential and Commercial A&D	27.1	41.6	(34.9)
Loan size - $5 million to $6 million	11.7	11.6	0.9
Loan size - $3 million to $5 million	-	13.9	(100.0)
Loan size - $1 million to $3 million	10.0	13.2	(24.2)
Loan size - under $1 million	5.4	2.9	86.2

Land	99.0	101.8	(2.8)
Residential Buildable Lots	42.8	41.1	4.1
Commercial Buildable Lots	13.6	14.9	(8.7)
Land held for development	26.9	28.5	(5.6)
Raw and Agricultural Land	15.7	17.3	(9.3)

Commercial Real Estate	$ 548.8	$ 449.1	22.2
Multi-Family	44.5	31.1	43.1
Churches	26.0	16.3	59.5
Retail	372.1	297.2	25.2
Owner Occupied	118.2	85.2	38.7
Investment	253.9	212.1	19.7
Loan size - $5 million to $9 million	45.8	32.7	40.1
Loan size - $3 million to $5 million	47.4	35.5	33.5
Loan size - $1 million to $3 million	82.7	78.5	5.4
Loan size - under $1 million	78.0	65.4	19.3

Industrial	106.2	101.3	4.8
Owner Occupied	51.8	36.3	42.7
Investment	54.4	65.0	(16.3)
Loan size - $5 million to $6 million	-	5.1	(100.0)
Loan size - $3 million to $5 million	4.4	3.4	29.4
Loan size - $1 million to $3 million	23.8	28.2	(15.6)
Loan size - under $1 million	26.2	28.3	(7.4)

Other	-	3.2	(100.0)

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)	Trends
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$ 200.9	$ 202.4	$ 204.8	$ 227.4	$ 234.9
Residential Construction	29.9	31.1	33.7	44.7	50.3
Presold	12.2	12.8	13.5	17.6	16.9
Speculative	17.7	18.3	20.2	27.1	33.4
Loan size - Over $400,000	6.8	6.1	6.4	8.8	9.8
Loan size - $200,000 to $400,000	4.8	6.3	7.9	11.1	14.6
Loan size - under $200,000	6.1	5.9	5.9	7.2	9.0

Commercial Construction	44.9	40.1	34.9	43.0	41.2
Loan size - $5 million and over	12.5	12.5	10.2	-	-
Loan size - $3 million to $5 million	8.0	8.0	4.4	12.0	8.4
Loan size - $1 million to $3 million	14.9	12.1	14.2	20.2	23.0
Loan size - under $1 million	9.5	7.5	6.1	10.8	9.8

Residential and Commercial A&D	27.1	30.1	31.0	38.5	41.6
Loan size - $5 million to $6 million	11.7	11.7	11.7	11.6	11.6
Loan size - $3 million to $5 million	-	3.6	3.6	7.6	13.9
Loan size - $1 million to $3 million	10.0	10.1	9.0	15.4	13.2
Loan size - under $1 million	5.4	4.7	6.7	3.9	2.9

Land	99.0	101.1	105.2	101.2	101.8
Residential Buildable Lots	42.8	44.9	46.7	40.6	41.1
Commercial Buildable Lots	13.6	13.5	16.6	17.3	14.9
Land held for development	26.9	27.0	29.3	28.2	28.5
Raw and Agricultural Land	15.7	15.7	12.6	15.1	17.3

Commercial Real Estate	$ 548.8	$ 536.2	$ 507.4	$ 461.2	$ 449.1
Multi-Family	44.5	42.0	35.1	30.2	31.1
Churches	26.0	19.2	19.3	16.4	16.3
Retail	372.1	371.0	350.2	307.2	297.2
Owner Occupied	118.2	117.7	116.8	89.0	85.2
Investment	253.9	253.3	233.4	218.2	212.1
Loan size - $5 million to $9 million	45.8	46.1	45.7	40.9	32.7
Loan size - $3 million to $5 million	47.4	47.6	36.2	35.5	35.5
Loan size - $1 million to $3 million	82.7	83.1	79.1	72.6	78.5
Loan size - under $1 million	78.0	76.5	72.4	69.2	65.4

Industrial	106.2	104.0	102.8	103.5	101.3
Owner Occupied	51.8	49.8	49.6	36.3	36.3
Investment	54.4	54.2	53.2	67.2	65.0
Loan size - $5 million to $6 million	-	-	-	5.1	5.1
Loan size - $3 million to $5 million	4.4	4.3	4.3	3.3	3.4
Loan size - $1 million to $3 million	23.8	24.1	23.0	29.9	28.2
Loan size - under $1 million	26.2	25.8	25.9	28.9	28.3

Other	-	-	-	3.9	3.2

CONTACT:  W. Swope Montgomery, Jr., President and CEO, +1-336-869-9200